Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ZIMMER BIOMET HOLDINGS, INC.

Zimmer Biomet Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State on June 24, 2015 (the “Certificate of Incorporation”).

2. Section 5.01 of Article V of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

SECTION 5.01. Meetings of Stockholders

(a) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, dissolution or winding up, special meetings of stockholders of the Corporation for any purpose or purposes may be called only by (i) the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of Directors which the Corporation would have if there were no vacancies or unfilled newly-created directorships (the “Whole Board”), (ii) the Chairman of the Board of Directors, or (iii) the Secretary, but in the case of this clause (iii) only if a stockholder or group of stockholders owning an aggregate net long position of at least fifteen percent (15%) of the Common Stock issued, outstanding and entitled to vote so request in writing in accordance with, and subject to, all applicable provisions of the Bylaws of the Corporation (the “Bylaws”) (such request, a “Stockholder Meeting Request”). Any disposition by a requesting party after the date of the Stockholder Meeting Request of any shares of Common Stock shall be deemed a revocation of the Stockholder Meeting Request with respect to such shares. No business other than that stated in the notice shall be transacted at any special meeting of stockholders. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors (the “Voting Stock”) then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article V.

(b) A “net long position” shall be determined with respect to each stockholder requesting a special meeting and each beneficial owner who is directing a stockholder to act on such owner’s behalf (each stockholder and owner, a “requesting party”) in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended from time to time, provided that (x) for purposes of such definition, in determining such requesting party’s “short position,” the reference in Rule 14e-4 to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the record date fixed in accordance with the Bylaws to determine the stockholders entitled to deliver a written request for a special meeting, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on such record date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such requesting party shall be reduced by the number of shares as to which the Board of Directors determines that such requesting party does not, or will not, have the right to vote or direct the vote at the special meeting or as to which the Board of Directors determines that such requesting party has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

3. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its undersigned duly authorized officer, this 17th day of May, 2021.

ZIMMER BIOMET HOLDINGS, INC.

By:	/s/ Heather J. Kidwell
Heather J. Kidwell
Vice President, Associate General Counsel and Assistant Secretary